Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

April 29, 2010

To the Board of Directors of
Jumpkicks, Inc.
Reno, Nevada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC (formerly known as Maddox Ungar Silberstein, PLLC), hereby consents to the use in the Form S-1, Post Effective Amendment No. 1 to Form SB-2, Registration Report under the Securities Act of 1933, filed by Jumpkicks, Inc. of our report dated January 19, 2010, relating to the financial statements of Jumpkicks, Inc., a Delaware Corporation, as of and for the years ending October 31, 2009 and 2008, and for the period from August 3, 2007 (inception) to October 31, 2009, and to the reference to us under the caption “Interest of Named Experts and Counsel”.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC